Exhibit 8.3

[Letterhead of Baker & McKenzie LLP]

May 9, 2014

Applied Materials, Inc.

3050 Bowers Avenue, P.O. Box. 58039

Santa Clara, California 95054

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Applied Materials, Inc., a Delaware corporation (“Applied”), in connection with the proposed business combination of Applied and Tokyo Electron Limited, a Japanese corporation (kabushiki kaisha) (the “Business Combination”). This opinion is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, the proxy statement/prospectus (the “Proxy Statement/Prospectus”) of Applied included in the registration statement on Form S-4 of TEL-Applied Holdings B.V., a private limited liability corporation (besloten vennootschap) organized under the laws of The Netherlands (as amended through the date hereof, the “Registration Statement”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement.

In delivering our opinion, we have examined and are relying upon the accuracy of the factual representations and warranties in (i) the Business Combination Agreement dated as of September 24, 2013, as amended, by and between Applied and TEL, including any appendices, exhibits and schedules thereto (as amended through the date hereof, the “Business Combination Agreement”), (ii) the Proxy Statement/Prospectus, (iii) the Registration Statement, and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion, including certain representations and warranties provided to us by Applied and TEL. We have not undertaken any independent investigation of any factual matter set forth in the foregoing.

In addition, we have assumed that:

1.	Original documents including signatures are authentic, documents submitted to us as copies conform to the original documents, and there has been or will be execution and delivery of all documents where execution and delivery are prerequisites to their effectiveness;

2.	The parties will complete the Business Combination according to the provisions of the Business Combination Agreement (including any appendices, exhibits and schedules thereto), the Proxy Statement/Prospectus and the Registration Statement, and the Applied Merger will be effective under the laws of the State of Delaware;

3.	All factual representations contained in any of the documents referred to herein or otherwise made to us are complete and correct in all respects and will remain complete and correct up to and including the effective time of the Business Combination;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Business Combination, in each case without such qualification;

5.	The parties have complied and will continue to comply with the covenants in the Business Combination Agreement, the Proxy Statement/Prospectus and the Registration Statement; and

6.	There will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of the Business Combination.

Based upon and subject to the foregoing, we confirm that the discussion in the Proxy Statement/Prospectus under the caption “MATERIAL TAX CONSEQUENCES OF THE BUSINESS COMBINATION—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Business Combination to Applied and HoldCo” represents our opinion. In our estimation, that subsection is an accurate summary of the matters described therein in all material respects, subject to the limitations set forth therein and in the subsection captioned “MATERIAL TAX CONSEQUENCES OF THE BUSINESS COMBINATION—Material U.S. Federal Income Tax Considerations—General Matters Relating to the U.S. Federal Income Tax Discussion.”

In addition to the matters set forth above, this opinion is subject to the qualifications below. This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the U.S. Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, existing judicial decisions, interpretive rulings and other administrative guidance of the Internal Revenue Service, and such other authorities as we have considered relevant, all as of the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Statutes, regulations, judicial decisions, and administrative guidance are subject to change at any time and such changes may be effective retroactively. No assurance can be given that such future changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise Applied of any new developments in the application or interpretation of the U.S. federal income tax laws. A change in the authorities or the truth, accuracy, or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusions.

The opinion set forth above does not address all of the U.S. federal income tax consequences of the Business Combination. Except as expressly set forth above, we express no other opinion, including any opinion as to the U.S. federal, state, local, foreign or other tax consequences of the Business Combination. We do not express an opinion about any transaction other than the Business Combination as described in the Business Combination Agreement, the Proxy Statement/Prospectus and the Registration Statement.

This letter is furnished to you for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Baker & McKenzie LLP

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